                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

   Filed by the registrant [X]
   Filed by a party other than the registrant [ ]

   Check the appropriate box:
    [ ]Preliminary proxy statement
    [X]Definitive proxy statement
    [ ]Definitive additional materials
    [ ]Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         BEASLEY BROADCAST GROUP, INC.
                  (Name of Registrant as Specified In Charter)

   Payment of filing fee (Check the appropriate box):
    [X]No fee required.
    [ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

    [ ]Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount previously paid:
      (2) Form, schedule or registration statement no.:
      (3) Filing party:
      (4) Date filed:

                                 [BEASLEY LOGO]

                               3033 Riviera Drive
                                   Suite 200
                             Naples, Florida 34103
                                 (941) 263-5000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 20, 2001

   The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation ("Beasley" or the "Company"), will be held on Tuesday, March 20, 2001, at 10:00 a.m., local time, at in The Royal Room at the Inn on Fifth, 699 Fifth Avenue South; Naples, Florida for the following purposes:

  1. To elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed;

  2. To ratify the appointment of KPMG LLP as Beasley's independent auditors for the year ending December 31, 2001; and

  3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing matters are described in more detail in the enclosed Proxy Statement.

   Your Board of Directors has fixed February 12, 2001 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

   The Company's Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed Annual Report to Stockholders for the fiscal year ended December 31, 2000.

   You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

                                          By Order of the Board of Directors,

                                          /s/ Caroline Beasley
                                          Caroline Beasley, Secretary

Naples, Florida
February 16, 2001

                                 [BEASLEY LOGO]

                               3033 Riviera Drive
                                   Suite 200
                             Naples, Florida 34103
                                 (941) 263-5000

                                PROXY STATEMENT

   The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, March 20, 2001 at 10:00 a.m. local time, in The Royal Room at the Inn on Fifth; 699 Fifth Avenue South; Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company's Annual Report to Stockholders are first being mailed to stockholders on or about February 16, 2001.

                               VOTING SECURITIES

Voting Rights and Outstanding Shares

   Only stockholders of record on the books of Beasley as of 5:00 p.m., February 12, 2001, which is the "Record Date," will be entitled to vote at the Annual Meeting. At the close of business on February 12, 2001, Beasley had 7,252,068 shares of Class A Common Stock outstanding (the "Class A Shares"), and 17,021,373 shares of Class B Common Stock outstanding (the "Class B Shares" and together with the Class A Shares, the "Common Stock").

   Under the Company's Bylaws, in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company's directors, with each Class A Share being entitled to one vote. With respect to the election of the other six directors and other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Shares being entitled to one vote and each Class B Share entitled to ten votes.

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of Beasley's transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote.

   The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

  .  delivering written notice of revocation to the Company, Attention:
     Caroline Beasley;

  .  delivering a duly executed proxy bearing a later date to the Company;
     or

  .  attending the Annual Meeting and voting in person.

   Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

   The cost of soliciting proxies will be borne by the Company. In addition, Beasley may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of Beasley's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

   Eight directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders or until their respective successors are elected or appointed. Nominees for election to the Board of Directors shall be approved by the following vote:

  . For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

  .  For Nominees to be Elected by the Holders of All Classes of Common
     Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Shares being entitled to one vote and each Class B Share being entitled to ten votes.

   Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Nominees to be Elected by the Holders of the Class A Shares:

   In respect of such nominees, the following information is furnished:

   Mark S. Fowler, age 59, has been a director of Beasley Broadcast Group since February 2000. Mr. Fowler was of counsel at the law firm of Latham & Watkins from 1987 to December 31, 2000. Mr. Fowler has served as Chairman of UniSite, Inc. since 1994 and Chairman of Assure Sat, Inc. since 1997. Mr. Fowler is also a director of Pac-West Telecom, Inc. and Talk.com, Inc. Mr. Fowler served as Chairman of the FCC from 1981 until 1987.

   Herbert W. McCord, age 58, has been a director of Beasley Broadcast Group since May 2000. Mr. McCord currently is President of Granum Communications Corporation, a management consulting firm specializing in the radio industry, which he founded in 1991. Prior to starting Granum, Mr. McCord worked in the radio industry at the station and management levels for over twenty years. Mr. McCord serves as a member of the Executive Committee for the Board of Directors of the Radio Advertising Bureau.

Nominees to be Elected by the Holders of All Classes of Common Stock:

   In respect of such nominees, the following information is furnished:

   George G. Beasley, age 68, founded Beasley Broadcast Group in 1961 and has served since inception as the Company's Chairman and Chief Executive Officer. Mr. Beasley served on the North Carolina Association of Broadcasters' Board of Directors for eight years and has served that Association as President and Vice President. Mr. Beasley was awarded the Distinguished Broadcaster of North Carolina Award in 1988. Mr. Beasley has a B.A. and M. A. from Appalachian State University. George G. Beasley is the father of Bruce G. Beasley, B. Caroline Beasley and Brian E. Beasley.

   Bruce G. Beasley, age 43, has served as the Company's President and Chief Operating Officer since 1997 and as a director since 1980. He began his career in the broadcasting business with Beasley Broadcast Group in 1975 and since that time has served in various capacities including General Sales Manager of a radio station, General Manger of a radio station and Vice President of Operations of Beasley Broadcast Group. Currently, Mr. Beasley oversees the operation of all radio stations. Mr. Beasley serves on the Boards of Directors of the North Carolina Association of Broadcasters and the Radio Advertising Bureau. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of Geroge G. Beasley and the brother of B. Caroline Beasley and Brian
E. Beasley.

   Caroline Beasley, age 38, has served as the Company's Vice President, Chief Financial Officer and Secretary since 1994 and as a director since 1983. She joined Beasley Broadcast Group in 1983 and since that time has served in various capacities including Business Manager, Assistant Controller and Corporate Controller. Ms. Beasley is a member of the Broadcast and Cable Financial Management Association. Ms. Beasley has a B.S. from the University of North Carolina at Chapel Hill. Ms. Beasley is the daughter of George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley.

   Brian E. Beasley, age 41, has served as the Company's Vice President of Operations since 1997 and as a director since 1982. He began his career in broadcasting during high school in 1977. He joined Beasley full-time in 1982 as General Manager of the previously-owned cable TV division. In 1985, he became Senior Account Executive to a radio station. Since that time, Mr. Beasley has served as General Manager to three different radio stations and most recently has been named Vice President of Operations. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and B. Caroline Beasley.

   Joe B. Cox, age 61, has been a director of Beasley Broadcast Group since February 2000. Mr. Cox is a partner at the law firm of Cummings and Lockwood. Mr. Cox has practiced law for 34 years, primarily in the tax, corporate and estate law areas. Mr. Cox is a director of Citizens National Bank.

   Allen Shaw, age 57, joined Beasley Broadcast Group as the Vice Chairman of the Board of Directors and Co-Chief Operating Officer in February 2001 as part of the Company's acquisition of Centennial Broadcasting. From 1990 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting. Mr. Shaw previously served as the Chief Operating Officer of Beasley from 1985 to 1990.

   Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

   The Board of Directors recommends a vote "FOR" the election of all nominees named above.

                     THE BOARD OF DIRECTORS AND COMMITTEES

   The Company's Board of Directors and both committees met twice during 2000. All members of the Board and Committee members attended the first meetings. All members of the Board and Committee Members attended the second meetings, with the exception of Mr. Fowler.

   The Audit Committee consists of Messrs. Cox, Fowler and McCord. The Audit Committee's charter is attached as Appendix A. The responsibilities of the audit committee include:

  . recommending to the Board of Directors independent public accountants to conduct the annual audit of our financial statements;

  . reviewing the proposed scope of the audit and approving the audit fees to be paid;

  . reviewing the Company's accounting and financial controls with the independent public accountants and our financial and accounting staff; and

  . reviewing and approving transactions, other than compensation matters, between us and our directors, officers and affiliates.

   The Compensation Committee consists of Messrs. Cox, Fowler, and McCord. This Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives. The responsibilities of the compensation committee also include administering and interpreting The 2000 Equity Plan of Beasley Broadcast Group.

   The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Caroline Beasley, Secretary of Beasley Broadcast Group, at the Company's address.

   In the past, directors did not receive any fees for service on the Board of Directors. The Board of Directors has considered and may implement paying its non-employee directors a fee for each Board meeting and Committee meeting attended. The Board of Directors may do this on a retroactive basis. Non-employee directors would continue to be reimbursed for their out-of-pocket travel expenses for each Board of Directors and Committee meeting attended.

                             Audit Committee Report

To the Board of Directors:

   We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

   We have discussed with the independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

   Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          Joe B. Cox, Chair
                                          Mark S. Fowler
                                          Herbert W. McCord

                               EXECUTIVE OFFICERS

   The executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive's business experience under Proposal No. 1--Election of Directors. All executive officers hold office until their successors are appointed.

          Name           Age Position
          ----           --- --------
George G. Beasley.......  68 Chairman and Chief Executive Officer
Bruce G. Beasley........  43 President, Co-Chief Operating Officer and Director
Allen B. Shaw...........  57 Vice Chairman and Co-Chief Operating Officer
Caroline Beasley........  38 Vice President, Chief Financial Officer, Secretary, Treasurer and Director
Brian E. Beasley........  41 Vice President of Operations and Director

                             EXECUTIVE COMPENSATION

   The following table sets forth certain annual compensation information for Beasley's Chief Executive Officer and the other four most highly paid executive officers of Beasley whose annual salary exceeded $100,000 as of December 31, 2000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                      Annual Compensation
                               ----------------------------------
                                                     Other Annual  All Other
Name and Principal Position    Year  Salary   Bonus  Compensation Compensation
---------------------------    ---- -------- ------- ------------ ------------
George G. Beasley............. 2000 $490,081     --      --         $306,212*
Chairman and Chief Executive
 Officer                       1999  434,094     --      --          285,549*

Bruce G. Beasley.............. 2000 $320,965     --      --              --
President and Co-Chief
 Operating Officer             1999  300,365     --      --              --

Caroline Beasley.............. 2000 $266,985 $50,000     --              --
Chief Financial Officer        1999  222,599     --      --              --

Brian E. Beasley.............. 2000 $295,622     --      --              --
Vice President of Operations   1999  266,259     --      --              --

--------
* Amounts attributable to the insurance portion of a split-dollar life insurance policy.

   The following table sets forth certain information with respect to stock option to purchase shares of the Company's common stock awarded during the fiscal year ended December 31, 2000 to the Named Officers.

                       OPTION GRANTS IN FISCAL YEAR 2000

                                           Individual Grants
                         ------------------------------------------------------
                                              Percent of
                             Number of           Total                          Total Grant
                             Securities     Options Granted Exercise               Date
                         Underlying Options to Employees in  Price   Expiration   Present
Name                          Granted       Fiscal Year (1)  ($/SH)     Date     Value(2)
----                     ------------------ --------------- -------- ---------- -----------
George G. Beasley.......      487,500            18.7%       $15.50   2/11/10   $4,382,625
Bruce G. Beasley........      487,500            18.7         15.50   2/11/10    4,382,625
Caroline Beasley........      487,500            18.7         15.50   2/11/10    4,382,625
Brian E. Beasley........      487,500            18.7         15.50   2/11/10    4,382,625

--------
(1) Total options granted to all executive officers, other employees and non-employee directors of the Company in 2000 were for an aggregate of 2,607,000 shares of the Company's Class A Common Stock.
(2) The hypothetical present values on the grant date were calculated under the Black Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of assumptions in hypothesizing an option's present value. Assumptions used to value the options include an expected life of seven years, expected volatility of 50%, risk-free interest rate of 5.18%, and no expected dividend rate. The ultimate realizable value of an option will depend on the actual market value of the common stock on the date of exercise as compared to the exercise price of the option. Consequently, there is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

                             EMPLOYMENT AGREEMENTS

   The Company entered into a three year employment agreement with George G. Beasley effective as of January 31, 2000 pursuant to which he serves as our Chief Executive Officer and Chairman of the board of directors. Mr. Beasley receives an annual base salary of $500,000 subject to an annual increase of not less than 5%, and an annual cash bonus at the discretion of the board of directors. Mr. Beasley also received an option to purchase 487,500 shares of our Class A common stock under the Company's 2000 equity plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley's employment is terminated without cause or if he resigns for good reason.

   The Company entered into a three year employment agreement with Bruce G. Beasley effective as of January 31, 2000 pursuant to which he serves as the President and Chief Operating Officer. Mr. Beasley receives an annual base salary of $325,000 subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the board of directors. Mr. Beasley also received an option to purchase 487,500 shares of the Company's Class A common stock under the 2000 equity plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley's employment is terminated without cause or if he resigns for good reason.

   The Company entered into a three year employment agreement with Allen Shaw effective as of February 1, 2001 pursuant to which he will serve as our Co-Chief Operating Officer and Vice Chairman of our board of directors. Mr. Shaw will receive an annual base salary of $322,350, subject to an annual increase of not less than 5%, and an annual cash bonus at the discretion of the board of directors. Mr. Shaw also received an option to purchase 50,000 shares of our Class A common stock on February 1, 2001 under our 2000 equity plan at an exercise price equal to the closing price of BBGI Class A common stock on the day before the grant. The option vests on February 1, 2011, but may become exercisable earlier, on the anniversary date of the date of grant, if certain material conditions are satisfied (33% each time a material condition is satisfied). We could incur severance obligations under the expected terms of the employment agreement in the event that Mr. Shaw's employment is terminated without cause or if he resigns for good reason.

   The Company entered into a three year employment agreement with Caroline Beasley effective as of January 31, 2000 pursuant to which she serves as the Chief Financial Officer. Ms. Beasley receives an annual base salary of $275,000 subject to an annual increase of not less than 5%, and an annual cash bonus at the discretion of the board of directors. Ms. Beasley also receive an option to purchase 487,500 shares of the Company's Class A common stock under the 2000 equity plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley's employment is terminated without cause or if she resigns for good reason. Ms. Beasley also received a $50,000 cash bonus upon completion of the initial public offering.

   The Company entered into a three year employment agreement with Brian E. Beasley effective as of January 31, 2000 pursuant to which he serves as the Vice President of Operations. Mr. Beasley receives an annual base salary of $300,000 subject to an annual increase of not less than 5%, and an annual cash bonus at the discretion of the board of directors. Mr. Beasley also received an option to purchase 487,500 shares of the Company's Class A common stock under the 2000 equity plan at an exercise price equal to $15.50. This option vests over the term of the employment agreement. The Company could incur severance obligations under the terms of the employment agreement in he event that Mr. Beasley's employment is terminated without cause or if the resigns for good reason.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

   The Compensation Committee is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers, and setting the compensation for these individuals.

   The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of business objectives of the Company. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

   In fiscal year 2000, executive compensation had two primary components: cash compensation and equity-based compensation, consisting of stock options.

   Cash Compensation: For fiscal 2000, the cash compensation component for the Chief Executive Officer and the other named executive officers was set by their employment agreements prior the establishment of this committee and prior to the company's initial public offering. In establishing base salaries for executives, we understand that consideration was given to the goals for the Company for the fiscal year. Consideration was also given to the standards and compensation at comparable companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographical area as the Company, historic salary levels of the individual and the nature of the individual's responsibilities. In the future, the Compensation Committee will consider all of the above and, to the extent determined appropriate, the Compensation Committee will also consider general market conditions and the Company's financial performance in establishing base salaries of executives. The Chief Executive Officer, as well as the other named executive officers met or exceeded performance goals established for 2000, including among other achievements, a successful initial public offering, a smooth transition to operating as a public company and continuing increase in revenues and broadcast cash flow through both internal growth and acquisitions.

   Equity-Based Compensation: Equity-based compensation consists of stock options to purchase shares of the Company's Common Stock. The emphasis on long-term incentives is intended to encourage executive officers to focus on the growth of the Company since the value of these awards depends on the Company's performance and future stock value. In deciding to award options, the Compensation Committee also considers a number of factors, including the number of options outstanding or previously granted and the aggregate size of current awards. In this regard, the Committee granted each executive 487,500 options at the time of the initial public offering.

   Based on its evaluation of the performance of the executive officers, the Compensation Committee believes that the Company's executive officers are committed to achieving positive long-term financial performance and enhance shareholder value, and that the compensation policies and programs discussed in this report have motivated the Company's executive officers to work toward these goals.

   Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits the Company's Federal income tax deduction for certain executive compensation in excess of $1 million paid to Chief Executive Officer and the four next highest paid named executive officers. The $1 million deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. The Committee recognizes the possibility that if the amount of the base salary of a named executive officer, and other compensation not described in the preceding paragraph exceeds $1 million, it may not be fully deductible for Federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

                                          Herbert W. McCord, Chair
                                          Joe B. Cox
                                          Mark S. Fowler

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During the fiscal year ended December 31, 2000, the Compensation Committee consisted of three members, Messrs. Cox, Fowler and McCord. None of the members was at any time during the fiscal year ended December 31, 2000, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company's Board of Directors or Compensation Committee.

                               PERFORMANCE GRAPH

   The following graph compares the cumulative return, for the period beginning February 11, 2000, the day the Company's common stock began trading, through December 31, 2000 of the Company's common stock to the total cumulative return over the same period of the common stocks in (1) The Nasdaq Composite Index and
(2) The Nasdaq Telecommunications Index, which is an index of telecommunications companies, including radio and television broadcasting companies and point-to-point communications services companies. The comparison assumes $100 was invested on February 11, 2000 in the Company's common stock and in each of the comparison groups, with dividends, if any, reinvested.


                                    [GRAPH]

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                            BEASLEY BROADCAST GROUP

                                    2/11/00  3/31/00  6/30/00  9/29/00  12/29/00

Beasley Broadcast Group             $100.00   $59.68   $87.90   $62.50   $53.63

Nasdaq Composite Index              $100.00  $101.94   $88.42   $81.88   $55.08

Nasdaq Telecommunications Index     $100.00   $99.86   $78.90   $66.15   $42.00


   We cannot assure you that the Company's stock performance will continue on the future with the same or similar trends depicted in the graph above. We do not make or endorse any predictions as to future stock performance.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The independent public accounting firm of KPMG LLP was engaged by the Company to audit the Company's consolidated financial statements for the year ended December 31, 2000. It is anticipated that a representative of KPMG LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. At the meeting, a representative of KPMG LLP will be afforded an opportunity to make a statement if they so desire. The independent public accounting firm of KPMG LLP is also being recommended to stockholders for ratification to serve as the Company's independent auditors for the year ending December 31, 2001.

Audit Fees

   The aggregate fees billed for professional services rendered for the audit of the Company's consolidated financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for the year ended December 31, 2000 were approximately $94,000.

All Other Fees

   The Company engaged KPMG LLP to provide tax and assurance services related to its initial public offering on February 11, 20001. The aggregate fees paid for these services were approximately $260,000. The Company also engaged KPMG LLP to provide tax compliance services. The aggregate fees paid for these services were approximately $43,500. In addition, the Company engaged KPMG LLP to provide other services throughout fiscal 2000. The aggregate fees paid for these services were approximately $37,500. The audit committee of the board of directors has not considered whether the provision of these services is compatible with maintaining the independent auditor's independence.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding beneficial ownership of the Class A Common Stock as of January 31, 2001, by:

  . each person who is known by us to own beneficially more than 5% of the Class A Common Stock;

  .  each of our directors;

  .  each of the Named Officers; and

  .  all current officers and directors as a group.

   Each stockholder possess sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B Common stock are convertible into shares of Class A common stock on a one-for-one basis.

   The number of Class A shares owned by George G. Beasley include options to purchase 162,500 shares of Class A Common Stock and 13,000 shares of Class A Common Stock held for the benefit of his grandchildren, which he disclaims beneficial ownership of. The number of Class B shares owned by George G. Beasley consists of 12,337,486 shares owned individually by him, 1,514,599 shares owned by the George Beasley Grantor Retained Annuity Trust and 39,835 shares owned by Shirley W. Beasley, Mr. Beasley's spouse. The number of Class A shares owned by Bruce G. Beasley, Caroline Beasley and Brian E. Beasley include options for each of them to purchase 162,500 shares of Class A Common Stock. The number of Class B shares owned by Bruce G. Beasley and Caroline Beasley each include 356,736 owned individually by each of them and 897,518 shares owned by the George Beasley Estate Reduction Trust as to which they share voting and dispositive power as trustees. Messrs. Cox and Fowler's ownership includes options to purchase 15,000 Class A shares at $15.50 per share and Mr. McCord's ownership includes options to purchase 10,000 Class A shares at the $10.38 per share. The number of Class A shares owned by Bradley C. Beasley includes options to purchase 33,334 shares of Class A Common Stock. Unless otherwise indicated, the address of each beneficial owner is c/o Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

                                                Common Stock
                          ---------------------------------------------------------
                                Class A             Class B
                          ------------------- --------------------          Percent
                                     Percent              Percent  Percent    of
                                    of class             of class  of total  total
                          Number of after the Number of  after the economic voting
Name of Beneficial Owner   Shares   offering    Shares   offering  interest  power
------------------------  --------- --------- ---------- --------- -------- -------
George G. Beasley.......   176,900     2.4%   13,891,920   81.6%     57.6%   78.3%
George Beasley Grantor
 Retained Annuity
 Trust..................       --      --      1,514,599    8.9       6.2     8.5
Bruce G. Beasley........   165,000     2.2     1,254,254    7.4       5.8     7.2
Caroline Beasley........   164,500     2.2     1,254,254    7.4       5.8     7.2
George Beasley Estate
 Reduction Trust........       --      --        897,518    5.3       3.7     5.1
Bradley C. Beasley......    34,334     0.5       741,462    4.4       3.2     4.2
Brian E. Beasley........   162,500     2.2       420,265    2.5       2.4     2.5
Thomson, Horstmann &       501,900     6.9           --     --        2.1     0.3
 Bryant ................
 Park 80 West
 Plaza Two
 Saddle Brook, NJ 07663
Joe B. Cox..............    25,000       *           --     --          *       *
Mark S. Fowler..........    16,000       *           --     --          *       *
Herbert W. McCord.......    11,000       *           --     --          *       *
All directors and
 executive officers as a
 group..................   720,900     9.1%   15,923,175   93.5%     66.7%   89.8%

--------
*  Less than one percent.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness to Affiliates

   From time to time prior to the completion of the Company's initial public offering on February 11, 2000, Beasley had incurred indebtedness to related parties and affiliated entities. The Company used a portion of the net proceeds from the initial public offering to repay all indebtedness to related parties and affiliated entities outstanding at the completion of the offering. The repayments consisted of the following:

  . $25,976,006 owed to an affiliated entity owned by George G. Beasley, Shirley Beasley (the wife of George G. Beasley), Caroline Beasley, Bruce
     G. Beasley, Brian E. Beasley, Bradley C. Beasley and Robert E. Beasley;

  . $11,611,038 owed to another affiliated entity, wholly-owned by George G. Beasley; and

  . $13,516,008 owed to George G. Beasley, an affiliated entity wholly-owned by George G. Beasley and Brian E. Beasley.

Indebtedness from Affiliates

   From time to time prior to the completion of the Company's initial public offering, George G. Beasley, members of his immediate family and entities affiliated with them had borrowed funds from the Company. The aggregate indebtedness of $9,420,093 was repaid to Beasley at the completion of the offering.

Distribution to Affiliates

   A distribution of approximately $1.0 million was made to George G. Beasley and his immediate family January 2000 to cover tax liabilities arising from the pass-through corporate structure of the entities that comprised Beasley Broadcast Group prior to the reorganization.

Corporation Reorganization

   Prior to the completion of the Company's initial public offering, Beasley Broadcast Group comprised of a series of subchapter S corporations, a general partnership and a series of limited partnerships and limited liability companies. In connection with the offering, the subchapter S corporation status was terminated and all former subchapter S corporations and partnerships became indirect, wholly-owned subsidiaries of Beasley Broadcast Group, Inc., through the exchange by the Company's equity holders of their interests in the subchapter S corporations and partnerships for interests in Beasley Broadcast Group. To effect this corporate reorganization:

  . George G. Beasley and members of his immediate family contributed their equity interest in the prior entities to Beasley Broadcast Group in exchange for a total of 17,021,373 shares of Class B common stock of Beasley Broadcast Group; and

  . two of our general managers contributed their equity interests in two of the prior entities to Beasley Broadcast Group in exchange for a total of 402,068 shares of Class A common stock of Beasley Broadcast Group.

Radio Towers Sale and Leaseback

   On December 28, 2000, the Company sold its radio towers and related real estate assets to Beasley Family Towers, Inc. (BFT) for approximately $5.1 million. Beasley Family Towers is a corporation owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. The purchase price was paid by unsecured notes payable to the Company from BFT in monthly payments at an interest rate equal to the applicable federal rate. The notes mature on December 28, 2020. In conjunction with this sale, the Company entered into lease agreements that expire on December 28, 2020 to leaseback the towers or space on the towers and certain transmitter buildings from BFT.

Office and Studio Leases

   The Company leases office and studio broadcasting space for radio station WRXK-FM and WXKB-FM in Ft. Myers, Florida from George G. Beasley. The current annual rent for this space is approximately $95,000. The Company believes that these lease agreements are on terms at least as favorable to it as could have been obtained from an unaffiliated party.

   The Company leases office space in Naples, Florida from Beasley Broadcasting Management Corp., which is wholly-owned by George G. Beasley. The current annual rent for the office space is approximately $90,000. The Company believes that the lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

Augusta Radio Towers Lease

   The Company's Augusta radio station, WCHZ-FM, leases its radio tower from Wintersrun Communication, Inc., which is owned by George G. Beasley and Brian
E. Beasley. The current annual rent for the tower is approximately $21,000. The Company believes that the lease agreement is on terms at least as favorable to it as could have been obtained from an unaffiliated party.

Centennial Transaction

   As of February 1, 2001, we purchased all of the outstanding common stock of Centennial Broadcasting Nevada, Inc. and all of the membership interests in Centennial Broadcasting, LLC for approximately $113.5 million. Centennial Broadcasting Nevada, Inc. owned approximately 18.5% of the membership interests in Centennial Broadcasting, LLC, which owned the radio stations KJUL-FM, KSTJ-FM and KKLZ-FM in Las Vegas, Nevada and WBYU-AM, WRNO-FM and KMEZ-FM in New Orleans, Louisiana. Our Co-Chief Operating Officer and Vice Chairman of the Board of Directors, Allen B. Shaw, owned approximately 8.5% of Centennial Broadcasting, LLC and received a distribution of approximately $6.1 million, subject to certain conditions, as a result of this transaction.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

   Based solely on its review of the copies of such reports and upon written representations from certain reporting persons, the Company believes that, for the year ended December 31, 2000, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders were complied with on a timely basis, except Mr. McCord's Form 3, Initial Statement of Beneficial Ownership of Securities, the George Beasley Grantor Retained Annuity Trust's Form 3, Initial Statement of Beneficial Ownership of Securities, the George Beasley Estate Reduction Trust's Form 3, Initial Statement of Beneficial Ownership of Securities, and Mr. Brian E. Beasley's Form 4, Statement of Changes of Beneficial Ownership of Securities, reporting one transaction.

            PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF AUDITORS

   KPMG LLP has served as the Company's independent auditors since inception and has been selected by the Board as the Company's independent auditors for the fiscal year ending December 31, 2001. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, management will review its future selection of auditors.

   Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

   Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the independent auditors for the current year.

Required Vote

   The ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2001 requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote. Abstentions from voting on the ratification of appointment of auditors, including broker non-votes, will have the effect of a vote against the ratification of the appointment of auditors.

Recommendation of the Board of Directors

   The Board of Directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as the Company's independent auditors.

                             STOCKHOLDER PROPOSALS

   To be considered for presentation to the Annual Meeting of Stockholders to be held in 2000, a stockholder proposal must be received by Caroline Beasley, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than October 19, 2001.

                                 OTHER MATTERS

   The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

   A copy of Beasley's 2000 Annual Report to Stockholders accompanies this Proxy Statement. Beasley has filed an Annual Report for its fiscal year ended December 31, 2000 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Beasley Corporation, Attn:
Investor Relations, 3033 Riviera Drive, Suite 200, Naples Florida 34103.

                                          By Order of the Board of Directors

                                          /s/ Caroline Beasley

                                          Caroline Beasley, Secretary

Dated: February 16, 2001
Naples, Florida

                                                                      APPENDIX A

                        BEASLEY AUDIT COMMITTEE CHARTER

I. PURPOSE

   The Audit Committee is a committee of the Board of Directors of Beasley Broadcast Group, Inc. (the "Company"). The Committee's primary duties and responsibilities are to:

  . serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

  . review and appraise the audit efforts of the Company's independent accountants and internal auditing department; and

  . provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

   The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter. In the exercise of its oversight, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements fairly present the Company's financial position and results of operation and are in accordance with generally accepted accounting principles. Nothing contained in this Charter is intended to alter or impair the operation of the "business judgment rule" as interpreted by the courts under the Delaware General Corporation Law (the "DGCL"). Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the DGCL to rely, in discharging his or her oversight role, on the records of the Company and on other information presented to the Committee, Company or Board of Directors by the officers or employees or by outside experts such as the outside auditor.

   All of the areas of oversight listed below may not be relevant to all of the matters and tasks that, from time to time, the Committee may consider and act upon. Members of the Committee, in their judgment, may determine the relevance thereof.

II. COMPOSITION

   The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors. Each member shall be an independent director, as defined by Rule 4200(a)(15) of the NASD Manual, and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices and at least one member of the Committee shall have accounting or related financial management expertise, as defined by Rule 4310(c)(26)(B) of the NASD Manual.

   The members of the Committee shall be elected by the Board of Directors and remain a member of the Committee until resignation or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Committee may, in its discretion, retain legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

III. MEETINGS

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings.

IV. RESPONSIBILITIES AND DUTIES

Outside Auditor

1. The outside auditor shall be ultimately accountable to the Committee and the Board of Directors in connection with the audit of the Company's annual financial statements and related services. The Committee shall have the authority and responsibility to select, evaluate and, where appropriate, recommend that the Board of Directors replace the outside auditor.

2. The Committee shall annually receive from the outside auditor: (1) a written statement delineating all relationships between the outside auditor and the Company; and (2) a letter regarding the outside auditors independence, as required by Independence Standards Board Standard 1. The Committee shall discuss with the outside auditor any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor's independence.

Annual Audit

3. The Committee shall meet with the outside auditor and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

4. The Committee shall review and discuss the audited financial statements with the outside auditor and the management of the Company. This discussion shall include such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies, disagreements with management and any other matters relating to the conduct of the annual audit required to be discussed by Statement on Auditing Standards No. 61.

5. The Committee shall, based on the review and discussions in paragraphs 3 and 4, above, and the written disclosure, letter and discussions in paragraph number 2, above, recommend to the Board of Directors whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Review

6. The outside auditor shall review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards and as required by the Securities and Exchange Commission.

7. The Committee shall discuss with management and the outside auditor any results of the quarterly review that include such matters as significant adjustments, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.


Internal Controls

8. The Committee shall discuss with the outside auditor and the chief financial officer, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company. The Committee shall consider any recommendations for improvement of such internal control procedures.

9. The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit.

Internal Audit

10. The Committee shall discuss with the chief financial officer, at least annually, the activities and organizational structure of the Company's internal audit function, the qualifications of the primary personnel performing such function, and any reports prepared by him or her or any other matters brought to the attention of the Committee.

11. The chief financial officer shall furnish to the Committee a copy of any audit report prepared by internal auditors.

Miscellaneous

12. The Committee shall review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

13. The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

14. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

--------------------------------------------------------------------------------
                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         BEASLEY BROADCAST GROUP, INC.

   The undersigned hereby appoints Caroline Beasley and Denyse Mesnik proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Beasley Broadcast Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, March 20, 2001, at 10:00 a.m. local time, or any adjournment thereof.

      (Continued and to be marked, dated and signed, on the other side.)

--------------------------------------------------------------------------------

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                         BEASLEY BROADCAST GROUP, INC.

                                March 20, 2001





                Please Detach and Mail in the Envelope Provided

A [ X ] Please mark your votes as in this example.


                                   The Board of Directors recommends a vote "FOR" Items 1 and 2.

ITEM 1. ELECTION OF DIRECTORS
                [   ] FOR all nominees listed at right                   [   ] WITHHOLD AUTHORITY to vote for all nominees
                                                                               listed at right.

        WITHHELD FOR: (Write that nominee's name in the space provided below)


                      -------------------------------------------------------

        Nominees to be Elected by the Holders of All Classes of Common Stock:

          George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley, Joe B. Cox, Allen B. Shaw

        Nominess to be Elected by the Holders of Class A Shares:

          Mark S. Fowler, Herbert W. McCord

ITEM 2. RATIFICATION OF KPMG LLP AS INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2001.

        [  ] FOR                        [  ] AGAINST            [  ] ABSTAIN

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY BALLOT PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                     Signature:
                                                                                -------------------------------


                                                                     Date:
                                                                           ------------------------------------


                                                                     Signature:
                                                                                -------------------------------


                                                                     Date:
                                                                           ------------------------------------

                                                                     NOTE: Please sign as name appears hereon.
                                                                           Joint owners should each sign. When
                                                                           signing as attorney, executor,
                                                                           administrator, trustee or guardian,
                                                                           please give full title as such.
